PERSONAL AND CONFIDENTIAL

                                        As of March 12, 2001


Yves C. de Balmann
c/o Deutsche Banc Alex. Brown Inc.
130 Liberty Street
New York, NY 10005

            Re:   Your Employment with the Deutsche Bank Group

Dear Yves:

You have asserted that Good Reason exists under the retention letter between you and Bankers Trust Corporation ("BT"), a copy of which is attached as Exhibit A (the "Retention Letter"). To avoid any dispute and to define the terms of your employment, you and Deutsche Banc Alex. Brown Inc. ("DBAB") have reached the following agreement concerning your continued employment with DBAB. The terms used in this letter agreement (the "Agreement") will be defined the same as in the Retention Letter unless otherwise noted.

1.    Retention Letter

As of the effective date of this Agreement which is the date on which you and DBAB have executed this Agreement (the "Effective Date"), the amounts and interests provided to you under the Retention Letter will either be payable in cash or vest. Specifically:

      (a) Retention Bonus - you will vest in the Retention Bonus; i.e., your right to receive $7,500,000 in cash and 136,963 shares of Deutsche Bank is irrevocable. You have elected to defer the cash portion of the Retention Bonus into an agreed upon deferred compensation scheme (the "Deferral Plan"). The cash portion will be credited to the Deferral Plan as soon as administratively practicable, but not later than 90 days after the Effective Date.

      (b) Pay Guarantee - you will vest in the unpaid portion of your Pay Guarantee; i.e., (i) you will continue to receive your annual base salary at the annualized rate of $350,000 and (ii) you have elected to defer the Annual Bonus for 2001 of $7,150,000 into the Deferral Plan. The Annual Bonus will be credited to the Deferral Plan as soon as administratively practicable, but not later than 90 days after the Effective Date. If your employment ends before December 31, 2001, you will receive the balance of your 2001 salary in cash.

      (c) Deferral - you deferred certain amounts due to you as a result of the Merger pursuant to BT stock option plans and other programs (the "BT Deferral"). You

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Mr. Yves C. de Balmann
As of March 12, 2001
Page 2

            currently are entitled to $14,941,803.00 under the BT Deferral. This amount will be paid to you in cash.

      (d) Titles - your title will change to Senior Advisor. By signing this Agreement, you resign all of your other positions with DBAB, BT and any affiliate of DBAB or BT (collectively "Deutsche Bank").

      (e) Indemnification - You will also continue to be indemnified with respect to your state tax filing position on the same basis as immediately prior to the Merger. You will be paid the excise tax gross-up payment described in Section 4 of the Bankers Trust New York Corporation Change in Control Severance Plan I, to the extent you become subject to that tax.

      (f) Continuing Effect of Retention Letter - the terms of this Agreement fulfill and replace all of DBAB and BT's obligations under the Retention Letter.

2.    Ongoing Employment

      (a) Employee at Will - as of the Effective Date, you will become an employee at will of DBAB subject to all applicable DBAB policies and procedures. You will continue to receive a base salary at an annualized rate of $350,000. In addition, you will be considered for an annual discretionary incentive compensation payment. For 2001, in addition to the Annual Bonus under the Retention Letter, DBAB will pay you an incentive compensation payment of no less than $1,787,500 (the "Additional Bonus"). If DBAB terminates your employment prior to December 31, 2001 other than for Cause (as defined in Exhibit B) or you resign, you will receive a pro rata portion of the Additional Bonus in cash, determined from the Effective Date. Thus, if you resign or DB terminates you without Cause within one month of the Effective Date, you will receive an amount equal to the Additional Bonus divided by a fraction, the numerator of which is the amount of days you were employed by DBAB after the Effective Date and the denominator is the number of days left in 2001 after the Effective Date. The composition of any incentive compensation payment (including the Additional Bonus and any equity or performance based portion) will be at the discretion of the Vorstand member to whom you report, provided that the portion of cash versus noncash payments shall be no less favorable than that provided to senior executives of DBAB. Nothing in this section will limit your rights under Section 1 of this Agreement. As a Senior Advisor, you will not be expected to work full time. Rather, it is estimated that such services will not require more than 25 percent of any working week. You will be permitted to engage in other work during the term of this Agreement, to the extent not inconsistent with your obligations hereunder and pursuant to Compliance Department Guidelines.

      (b) Benefits - you will continue to receive and participate in the benefits in which you are currently enrolled. Upon your termination, you will receive retiree medical


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 3

            coverage at the level that has been offered by BT to your BT peer executives. Attached as Exhibit C is a description of the retiree medical benefit. You are fully vested in your accrued Pension Plan benefit and in the value of your Matched Savings Plan (401k) account.

      (c) Office/Secretary - from the Effective Date through the later of December 31, 2001, or the date on which you terminate employment with DBAB, Deutsche Bank will continue to provide you with (i) a car and driver for your personal use, (ii) an office that is reasonably acceptable to you and Deutsche Bank and (iii) a secretary, who may be your current secretary or another secretary of your choosing.

      (d) Notice - If you terminate your employment with Deutsche Bank for any reason, you will provide Deutsche Bank with a minimum of 60 days prior written notice and if Deutsche Bank terminates your employment for any reason, Deutsche Bank will provide you with a minimum of 30 days prior written notice (the "Notice Period"). During the Notice Period, (i) Deutsche Bank will continue to pay you your base salary and vest Equity Awards in conformity with this agreement and (ii) you will continue to devote the same level of business time as required by this Agreement to any duties directed by Deutsche Bank. Deutsche Bank may chose to place you on paid leave during the Notice Period or terminate your employment. You may not perform any services for any other employer engaged in a business competitive to Deutsche Bank during the Notice Period unless Deutsche Bank agrees in writing or terminates your employment.

      (e) Non-Solicitation - You agree that during your employment and for 90 days thereafter, you will not, directly or indirectly, personally solicit, induce, cause or assist any third party to solicit any employees of DBAB to work for you or any competitor, as defined in the DB Share Scheme.

      (f) Inventions - Any Inventions (meaning discoveries, concepts and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques as well as improvements or know-how related to them) will be Deutsche Bank's property (or its designees). At Deutsche Bank's request (and at its expense), without additional compensation, you will, as needed, (i) make application for United States letters patent and foreign letters patent on such Inventions, (ii) assign to Deutsche Bank all your right, title, and interest in such Inventions, (iii) execute any and all instruments, (iv) do any and all acts necessary or desirable in connection with any such application for letters patent or in order to establish and perfect in Deutsche Bank the entire right, title, and interest in such Inventions, patent applications, or patents, and (v) execute any instrument necessary or desirable in connection with any continuations, renewals or reissues thereof in the conduct of any related proceedings or litigation.


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 4

3. DB Shares/SARs/Co-Investment/Global Equity Plan

      (a) DB Shares/SARs - you will vest in all of your DB Share Awards and your SAR Awards (which total 178,207 DB Shares - 136,963 under your Retention Bonus and 41,244 in other awards). Your DB Share Award will be settled under the terms of the applicable DB Share Scheme in cash (which totals 17,464,286 Euro using 98 Euro/DB Share). You have elected to defer this settlement amount into the Deferral Plan, which Deutsche Bank will credit to the Deferral Plan as soon as administratively practicable, but not later than 90 days after the Effective Date. The SARs (which total 308,077 SARs) will remain in effect and be subject to the SAR Scheme as if you remained employed through their entire term; i.e., they are not subject to revocation or defeasment. A description of your DB Shares and SARs is attached as Exhibit C.

      (b) Global Equity Plan - you are entitled to convert your 31,000 convertibles from the Global Equity Plan (GEP) into Deutsche Bank AG shares in accordance with the GEP plan provisions. All awards under the GEP are fully vested and nonforfeitable.

      (c) Co-Investment -You will vest in your rights under the 2000 GCI Co-Investment Plan and all prior Co-Investment Plans.

4. Release

      (a) By You - In consideration of the payments and benefits described above and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge, DBAB, all of Deutsche Bank, including Deutsche Bank AG and its subsidiaries, affiliates, officers, employees, directors (including Vorstand members) and agents, from all obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from DBAB or any of Deutsche Bank, including BT and its subsidiaries, any claim for separation or severance benefits or allowances, any claim for bonus, incentive or other compensation, any contract (express or implied), any claim under your Retention Letter, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 5

            Disabilities Act of 1990, the Civil Rights Act of 1866, 42 U.S.C.ss.1981, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act of 1988, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any DB pension, welfare, or stock plans, except as provided for in this Agreement, provided however, that the foregoing is not a waiver of any obligations under this Agreement. This Agreement may not be cited as, and does not constitute any admission by any of Deutsche Bank of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination of it. You acknowledge that the agreements of Deutsche Bank under this Agreement are being provided in consideration of the foregoing release and that you may not otherwise be entitled to certain of the benefits described in this Agreement. You agree not to make any claim or take any position inconsistent with the preceding sentence.

      (b) By Deutsche Bank - In consideration of the payments and benefits described above and for other good and valuable consideration, all of Deutsche Bank hereby releases and forever discharges, and by this instrument releases and forever discharges you from all obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Deutsche Bank ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment by DBAB or any of Deutsche Bank, including BT and its subsidiaries, any contract (express or implied), any claim under your Retention Letter, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any DB pension, welfare, or stock plans, except as provided for in this Agreement, provided however, that the foregoing is not a waiver of any obligations under this Agreement or any act that is determined to be a willful violation of law. This Agreement may not be cited as, and does not constitute any admission by Deutsche Bank of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination of it.

5.    Other Obligations/Representations and Warranties

      (a) No Lawsuits - you represent and agree that you have not filed any lawsuits against any of Deutsche Bank, or filed or caused to be filed any charges or complaints against or about any of Deutsche Bank with any municipal, state or federal agency charged with the enforcement of any law. You also agree, to the extent consistent with applicable law, not to initiate any legal action, complaint, statement of claim or demand


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 6

            for arbitration against Deutsche Bank in any forum whatsoever, in connection with the claims released by you (except with respect to any claim under the ADEA, which you expressly agree you do not have at the time you sign this document). In addition, to the extent any such action may be brought, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

      (b) DBAB's Right to Recover and Sue - You acknowledge and agree that if you break any of your promises in this Agreement, for example, by filing or prosecuting a lawsuit based on claims that you have released herein, such conduct would cause great damage and injury to any of Deutsche Bank and that such promises provide a material element of DBAB's consideration for and inducement to enter into this Agreement. Accordingly, except for a claim made under the ADEA (which claim you represent you do not have) you (a) must, if DBAB so demands, immediately repay to DBAB the value of all benefits previously received by you under this Agreement as liquidated damages; and (b) will not be entitled to any benefits not yet received under this Agreement, it being agreed that DBAB's monetary damages in the event of such breach would be difficult to calculate, and that this amount represents a fair approximation of such damages. You further agree that DBAB may, in addition to these liquidated damages and in addition to pursuing any other remedies that it may have in law or in equity, obtain an injunction against you from any court having jurisdiction over this matter, restraining any further violations of this Agreement. You also agree to pay all costs and expenses of any of Deutsche Bank in defending against such claims or actions brought by you or on your behalf, including reasonable attorneys' fees.

      (c) No Other Amounts Due - You represent, warrant and acknowledge that no part of Deutsche Bank owes you wages, commissions, bonuses, incentive pay, sick pay, personal leave pay, severance pay, separation allowance, vacation pay or other compensation, benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

      (d) Non-Disparagement - You shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. Deutsche Bank shall cause its senior executives and the senior executives and directors of Deutsche Bank AG and DBAB not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame your reputation, and Deutsche Bank shall not take any such action on its own behalf. Notwithstanding the foregoing, nothing in this
            Section 5(d) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law. In the event Deutsche Bank or its affiliates breach this Section 5(d), they shall reimburse you for any fees and expenses incurred in retaining a public relations firm on your behalf to respond.


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 7

      (e) Confidentiality - you agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against any of Deutsche Bank, or the facts and circumstances underlying this Agreement, except in the following circumstances:

            i. You may disclose the terms of this Agreement to your spouse, so long as such spouse agrees to be bound by the confidential nature of this Agreement;

            ii. You may disclose the terms of this Agreement to (x) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (y) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (z) your legal counsel;

            iii. Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and.

            iv. Any non-disclosure provision in this Agreement does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self regulatory organizations.

6.    Other Provisions

      (a) Payments - All payments immediately payable under this Agreement are due 7 days after both parties have executed this Agreement and will be subject to all applicable withholdings. Interest will accrue at the 3 month treasury bill rate on any amounts you elect to defer from the effective date of this Agreement until the time the Deferral Plan is effective.


      (b) Service/Notice - upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within this Agreement, you or your attorney shall immediately notify the undersigned representative of DBAB of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of DBAB via overnight delivery (at DBAB's expense) a copy of said documents served upon you.


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 8

      (c) Cooperation - You agree that you will assist and cooperate with DBAB or any entity it designates in writing, in connection with the defense or prosecution of any claim that may be made against or by any of Deutsche Bank, or in connection with any ongoing or future investigation or dispute or claim of any kind involving any of Deutsche Bank, including any proceeding (civil or criminal) before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.


      (d) Entire Agreement - This Agreement constitutes the entire agreement between DBAB and you, and supersedes and cancels all prior written and oral agreements, if any, between any of Deutsche Bank and you. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of any of Deutsche Bank.

      (e) Successors - this Agreement is binding upon the parties and their successors, assigns, heirs, executors, administrators and legal representatives.

      (f) Severability - If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in paragraph 4 provided that, upon a finding by a court of competent jurisdiction that the release language found in paragraph 4 is unenforceable, Deutsche Bank shall rewrite paragraph 4 to cure the defect and you shall reexecute the release upon request and you shall not be entitled to any additional monies, benefits and/or compensation therefor.

      (g) Waiver - without detracting in any respect from any other provision of this Agreement:

            i. You, in consideration of the benefits provided to you in this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have Deutsche Bank as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 9

                  that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

            ii. You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

            iii. You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

            iv. DBAB has advised you to consult with an attorney or any personal advisor of your choice prior to executing this Agreement. Upon demand, DBAB will reimburse you for the actual and reasonable cost of the legal and tax advice you incur in negotiating this Agreement.

            v. You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney or other personal advisor regarding the terms and effect of this Agreement.

            vi. You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either DBAB or you. Any revocation must be in writing and received by DBAB by 5:00 p.m. on or before the seventh day after you execute this Agreement. Your must send any revocation:

                              Robert J. Dibble, Managing Director
                              Human Resources Department
                              Deutsche Banc Alex. Brown Inc.
                              130 Liberty Street
                              New York, NY 10005

      (h) Modification - This Agreement may not be changed or altered, except by writing signed by DBAB and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

      (i) Governing Law\Venue\Jury Waiver - This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York. DBAB and you irrevocably and unconditionally submit to the exclusive jurisdiction of


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 10

            the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York or the Supreme Court of the State of New York County for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and each party agrees that any such suit, action or other proceeding shall be heard without a jury and hereby waives any right to a trial by jury in connection therewith.

      (j) Construction - The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

      (k) Counterparts - This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

      (l) Notices - All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when received by facsimile or overnight express to the party to whom such notice is being given as follows:

                              As to you:

                              Yves de Balmann
                              10 Gracie Square, PHS
                              New York, NY 10028

                              As to Deutsche Bank:

                              Robert J. Dibble
                              Deutsche Banc Alex. Brown Inc.
                              130 Liberty Street
                              New York, NY 10005

            Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

      (m) Valid Agreement - DBAB represents and warrants to you that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplate hereby have been duly and validly authorized and that all corporate action


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 11

            required to be taken by DBAB for the execution, delivery and performance of this Agreement has been duly and effectively taken. DBAB acknowledges that you have relied upon such representations and warranties in entering into this Agreement.

      (n) Default - No party will be in default of this agreement unless and until the party asserting default notifies the other of a default and the notified party does not remedy the default within 10 days of receipt of the notice.


YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT DBAB HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD AT LEAST 21 DAYS TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date: _____________________         _____________________________________
                                                Yves de Balmann

            On this ____ day of ________ 2001, before me personally came Yves de Balmann, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.


                                    ___________________________________________
                                    Notary Public


                                    Deutsche Banc Alex. Brown Inc.


Date: __________________        By: ___________________________________________
                                    Name:
                                    Title:


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Mr. Yves C. de Balmann
As of March 12, 2001
Page 12


Date: __________________            By: _______________________________________
                                        Name:
                                        Title:

Mr. Yves C. de Balmann
As of March 12, 2001
Page 13

                                    EXHIBIT B

"Cause" means: (i) any act, or a series of acts or omissions, that constitute a material breach by you of the terms of this letter agreement, the Deutsche Bank Code of Professional Conduct or Deutsche Bank's published personnel or compliance policies applicable to you; (ii) your willful violation of specific, lawful written directions from Deutsche Bank or its successor, (iii) your intentional, willful failure to perform a substantial part of your duties or
(iv) your conviction of a crime that causes substantial damage to any of Deutsche Bank. You will receive written notice of an event that we consider to be Cause and you will have a reasonable opportunity to cure it (if curable).


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